Exhibit 99.1

IMMEDIATE	Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Dana Completes Purchase of Brevini Power-Transmission, Fluid Power Businesses

Acquisition expands Dana’s portfolio of innovative products with complementary technologies

MAUMEE, Ohio, Feb. 2, 2017 – Dana Incorporated (NYSE: DAN) announced that it has completed the acquisition of the power-transmission and fluid power businesses of Brevini Group, S.p.A. The transaction closed yesterday, Feb. 1.

The combination of Brevini into Dana’s business creates numerous opportunities for profitable growth. Among them, the acquisition:

•	immediately expands Dana’s product portfolio and establishes the company as the only solutions provider that can manage power conveyance to move machines and also perform the work functions of the machine;

•	increases Dana’s addressable market for off-highway driveline systems by providing access to tracked vehicles in that segment;

•	significantly broadens the opportunities in the industrial market – an important segment that Dana has served for more than 70 years;

•	provides a platform of proven technologies that can be offered to Dana’s on-highway customers; and

•	accelerates Dana’s hybridization and electrification initiatives.

“Brevini is a company we have long admired. It is a strong, well-run business that shares Dana’s commitment to serving customers with advanced technologies that deliver exceptional performance and durability,” said James Kamsickas, president and chief executive officer of Dana. “Brevini’s product line is a perfect complement to Dana’s current offerings, which is why we executed this transaction at an opportune time in the off-highway business cycle.”

The acquisition of Brevini aligns with Dana’s enterprise strategy, which includes leveraging core expertise, strengthening customer centricity, expanding global markets, commercializing new technologies, and accelerating hybridization and electrification.

Dana purchased an 80 percent share in the Brevini businesses, with an option to purchase the remaining 20 percent by 2020. Dana has valued 100 percent of the Brevini businesses at €325 million, including the assumption of approximately €100 million of net debt. The transaction was funded with cash on hand.

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Founded in 1960, the privately held Brevini Group includes approximately 2,300 people. It has major engineering and manufacturing operations in China, Germany, and Italy, with a network of 30 sales subsidiaries and nine service centers around the world. The businesses being acquired reported sales of €388 million in 2015.

“Brevini’s customers and employees will find an ideal fit with Dana, a company that delivers true value to customers through a commitment to innovation,” said Renato Brevini, president of Brevini Group. “Dana’s global footprint, operational excellence, deep knowledge of the vehicular and industrial markets, and position as a top-tier supplier to manufacturers will raise the profile and market penetration of our products.”

Brevini technologies purchased by Dana include a wide range of highly engineered mobile planetary hub drives; planetary gearboxes; hydraulic pumps, motors, and valves; and advanced electronic control systems. Brevini’s expertise in cylindrical gearing and planetary hub gears will supplement Dana’s long history and market leadership in spiral bevel and hypoid gear technologies. Brevini’s technology portfolio increases the patents and patents pending for Dana’s off-highway business by 33 percent.

“Brevini’s product portfolios will help us to increase Dana content on construction, mining, material-handling, and other off-highway equipment,” said Aziz Aghili, president of Dana Off-Highway Drive and Motion Technologies. At the same time, it expands our opportunities in the industrial market, which has been an important sector for Dana for nearly three quarters of a century.”

With the completion of this transaction, Brevini financial results will be included in the Off-Highway Drive and Motion Technologies segment, which was previously named Off-Highway Drivetrain Technologies.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, off-highway, and industrial markets. Founded in 1904, Dana employs approximately 27,000 people in 34 countries on six continents who are committed to delivering long-term value to customers. The company reported preliminary 2016 sales of about $5.8 billion. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies. For more information, please visit dana.com.

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